Exhibit 10.19

Our Ref: Business Banking - BDSHKl1853

Confidential

17 October 2022

D & J Industries (Hong Kong) Company Limited

Flat 3 18/F Block A

Chun Sing House

Tin Ma Court

Wong Tai Sin

Kowloon

Attention: Tang Siu Wan

Dear Sirs

FACILITIES UNDER THE SME FINANCING GUARANTEE SCHEME

We, Hang Seng Bank Limited (the “Bank”), pursuant to the SME Financing Guarantee Scheme of HKMC Insurance Limited (“HKMCI”) (the “Scheme”) in which we participate, are pleased to offer you the following facilities (the “Facilities”) on the following terms and conditions and the enclosed Standard Terms and Conditions for Banking Facilities (including the SME Financing Guarantee Scheme Supplement) (the “Standard T&C”). The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities. The Facilities are subject to review at any time and also subject to our overriding right of repayment on demand, including the right to call for ·cash cover on demand for prospective and contingent liabilities.

Borrower

D & J Industries (Hong Kong) Company Limited

Guarantor(s)

Tang Siu Wan

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

Facilities and Limits

Loan	HKD4,200,000.00

Total Facility Limit	HKD4,200,000.00

Use of Proceeds

The Borrower declares that the relevant Facilities solely for the purpose of provide general working capital for business operation of the Borrower. (the “Purpose”)

Facilities and Conditions

Loan:	Loan Amount:

A loan up to the amount of HKD4,200,000.00 (the “Loan”).

Final Maturity Date:

The day falling 60 months from the Loan Starting Date, or the expiry date of the Scheme Guarantee, whichever is earlier.

“Loan Starting Date” means the date of first drawdown under the Loan.

Availability and drawdown:

Subject to the Borrower’s and the Guarantor’s acceptance of and full compliance with the terms and conditions set out in this Letter and the Standard T&C, completion of all the documentation mentioned in this Letter to the Bank’s satisfaction, payment of all required fees and charges to the Bank in respect of the Loan, no event of default having occurred, and the approval and issuance of the Scheme Guarantee by HKMCI in respect of the Loan pursuant to the Scheme, the Bank will advance the Loan to the Borrower by crediting the said Loan amount to the Borrowers Current Account No. ____________________________ maintained with the Bank (the “Account”) on such drawdown date as specified by the Borrower in the duplicate of this Letter or otherwise agreed by the Bank and the Borrower provided that (1) no rejection notice specifying its decision to reject the application for the Scheme Guarantee has been issued by HKMCI; (2) if a Notification of Result (as defined in the Standard T&C) has been issued by HKMCI notifying its approval-in-principle to issue the Scheme Guarantee (as defined in the Standard T&C), such approval-in principle shall not have lapsed or be deemed to have lapsed; and (3) the Scheme Guarantee has been issued by HKMCI in favour of the Bank in respect of the aforesaid facility; and such Scheme Guarantee shall not have lapsed or be deemed to have lapsed. The first drawdown date of the Loan shall be, unless otherwise agreed by HKMCI in writing, a date falling within 60 days from the date of the Notification of Result issued by HKMCI (if any) but provided always that the Scheme Guarantee has been issued by such date, or in the case where HKMCI has issued the Scheme Guarantee in favour of the Bank without issuing a Notification of Result, 60 days from the date of issuance of the Scheme Guarantee (or such other time as HKMCI may agree in writing).

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

Any undrawn portion of the Loan will automatically be cancelled upon the expiry of the aforesaid 60-day period.

The drawdown may only be made in one lump sum.

Scheme Guarantee Fee /Annual Guarantee Fee:

Annual guarantee fees in such amount as determined by HKMCI from time to time shall be due and payable to HKMCI on the Loan Starting Date and thereafter an annual guarantee fee in such amount as determined by HKMCI from time to time shall be due and payable to HKMCI on each anniversary of the Loan Starting Date up to the earliest of:

(a) the end of the Guarantee Period (as defined in the Standard T&C) as set out in the Scheme Guarantee;

(b) the date of termination of the Loan facility reported by us to HKMCI; and

(c) the date of payment by HKMCI to discharge a claim under the HKMCI Guarantee.

The Borrower hereby authorises the Bank to debit such guarantee fee from any current account maintained by the Borrower with the Bank on such dates notwithstanding that there may be insufficient fund in the aforesaid account. All annual guarantee fees paid shall be non-refundable.

Interest Rate and Payment:

Interest on the Loan shall be charged at the rate of 0.23% flat per month (equivalent to Annualized Percentage Rate (APR) of 5.33% per annum) payable monthly in arrears. Interest shall be paid by the Borrower on a monthly basis starting on the date falling one month after the drawdown date of the Loan. The interest payable under each monthly instalment shall be calculated based on the formula commonly known as “the Rule of 78”, or such other formula as the Lender may from time to time determine at the Lender’s absolute discretion. Monthly repayment amount is rounded up to one decimal point.

Default interest:

Notwithstanding the provisions above for the charging of interest, all sums (including both principal and interest) due to the Bank which are not paid on the relevant due date shall bear default interest at the rate of 2.25% flat per month or at such other rate or rates as the Bank may from time to time determine in the Bank’s absolute discretion (both before and after judgment) from the date of default to the date of actual payment. The default interest shall be immediately payable by the Borrower on demand by the Bank.

Repayment and term:

The Loan and the accrued interest thereon is to be repaid by 60 consecutive monthly instalments, commencing one month after date of drawdown of the Loan.

On the Final Maturity Date, the Borrower shall pay to the Bank all the outstanding principal, accrued interest and other sums then due and payable to the Bank.

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

Fully Settlement of Loan:

(a)	No partial prepayment of the Loan is allowed.

(b)	The Borrower may on any monthly instalment repayment date repay the full amount of the Loan together with all outstanding amount under this Facility Letter, provided that:

(i)	the Bank receives at least 7 Business Days’ prior written notice; and

(ii)	the Borrower shall pay an early settlement charge to the Bank which shall be equal to the sum of the current monthly interest payable on the whole of the outstanding principal amount of the Loan, plus an administration fee of HKD1,000 or 6% of the outstanding principal, whichever is higher.

Security

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents in form and substance satisfactory to the Bank:-

(1) A Guarantee in the Bank’s standard form for unlimited amount from Tang Siu Wan.

The Borrower, the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide all documentation required by HKMCI from time to time.

The Borrower, the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide certified true copies of any consent, license, approval or authorization of, or registration or declaration with any governmental authority, bureau or agency required in connection with the execution, delivery, performance, validity and enforceability of this facility and all other documents required by the Bank.

The Borrower, the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide such other documents, items or evidence as the Bank may reasonably request from time to time.

Scheme Guarantee as Conditions Precedent

Notwithstanding any contrary provisions in this Letter or the Standard T&C, the Bank’s obligations to make any of the Facilities available to the Borrower are subject to and conditional on approval by HKMCI and the issue of the guarantee(s) by HKMCJ in favour of the Bank in respect of each of the Facilities to the extent of an aggregate Guarantee Limit in the amount of HKD3,780,000.00, being 90% of the Total Facility Limit of the Facilities pursuant to the Scheme.

Undertakings

Without prejudicing or affecting the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the Facilities made available to the Borrower at any time or determine whether or not to permit drawings in relation to the Facilities. The Borrower and the under-mentioned undertaking parties (if any) will undertake to the Bank as follows:-

(1)	The Borrower represents, warrants and undertakes to the Bank that the Loan proceeds will not be used or applied for acquisition of immovable properties.

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

(2)	The Borrower shall undertake to use the relevant Facilities solely for the Purpose.

(3)	The Borrower may at any time cancel the Facilities and shall have given to the Bank not less than 1 month’ prior written notice of its intention to make such cancellation.

(4)	Each of the Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall immediately inform the Bank once there are changes of its directors or beneficial shareholders or amendment to its memorandum of association (if any) and articles of association or equivalent constitutional documents and shall ensure that such changes/amendment are updated in the company registry of its place of incorporation promptly.

Fees

Upon our completing each review of the Facilities, we are authorised to debit the current account maintained by you with us for the handling fee as we may prescribe from time to time.

Please note that in reviewing the Facilities, we may make reference to the credit report(s) of the Borrower(s)/guarantor(s)/security provider(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following addresses:

(a)	Consumer credit reference agency:

TransUnion Limited, Suite 1006, Tower 6, The Gateway, 9 Canton Road, Tsim Sha Tsui, Kowloon.
Tel: 2577 1816; Fax: 2578 4425.

(b)	Commercial credit reference agency:

Dun & Bradstreet (HK) Ltd., Unit 1308-1315, 13/F., BEA Tower, Millennium City 5,418 Kwun Tong Road, Kwun Tong, Kowloon.
Tel: 25161100; Fax: 29604721.

Please arrange for the enclosed copy of this letter to be signed by the Borrower, all guarantors and security providers of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder’s Resolution(s) (if applicable) of the Borrower, all guarantors and security providers within 14 days from the date of this letter, failing which our offer shall lapse unless it is extended by us in writing at our absolute discretion.

Our Bank also offers Payments and Cash Management and Insurance services. Please let us know if we can be of any assistance.

Should you have any queries, please do not hesitate to contact our Mr. Kipp Ng at 3662 1135.

Yours faithfully,

For and on behalf of

Hang Seng Bank Limited

Authorized Signature(s)

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

We hereby accept the Facilities and agree to be bound by the terms and conditions set out above and the Standard T&C, which I/we have read and understood.

We hereby give your Bank irrevocable notice that we wish to request drawing under the Loan Facility mentioned in this Letter on ____________and authorise your Bank to credit the said loan amount to our Account No. ________________________ maintained with your Bank.

We hereby authorize you to effect transfers from my/our below-mentioned account(s) maintained with you to repay any fee including but not limited to the Scheme Guarantee Fee and any outstanding and payments under the Loan. This authorization shall have effect until further notice. Any revocation or alteration to this authorization will be notified to you in writing at least 10 Business Days prior to such revocation or alteration.

Account Number	Account Holder’s Name

D & J Industries (Hong Kong) Company Limited (Borrower) (sign with company chop)

I/We hereby agree to act as guarantor/security provider of the Facilities on the terms and conditions set out above and the Standard T&C and in the relevant guarantee and security document. I/We acknowledge that HKMCl’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to my/our rights and remedies, if any, as guarantor/security provider of or otherwise in relation to the Facilities and I/we undertake that (1) I/we shall not exercise in any manner or to any extent our rights or remedies against the Borrower or any of the guarantors/security providers or in relation to any security or guarantee, including but not limited to any right of subrogation, indemnity or contribution which I/we have or may have in law or equity or under, pursuant to or In connection with any of my/our security or guarantee (as applicable) or otherwise, unless and until HKMCI has fully and unconditionally recovered the amount paid by HKMCI under its guarantee or unless and until HKMCI otherwise consents in writing, and (2) shall not assert against HKMCI any right of contribution or any analogous rights or remedies.

I/We agree that Hang Seng Bank Limited (the “Bank”) and its related bodies may disclose and/or transfer my/our personal data and other information from time to time in its possession to the HKMCI in relation to the Facility, the Application Form, the Scheme Guarantee, the Borrower, any Personal Guarantor and/or any person giving any Security (all such capitalized terms as are defined in the Standard T&C) and other related purposes and I/we consent to permit representatives and appointed agents of HKMCI, to the extent related to the relevant Scheme Guarantee, to inspect its books, records, accounts and any other information relating to my/our business, whether in paper, electronic or any other form or medium, at the request of the Bank and/or HKMCI and their related bodies (as the case may be).

D & J Industries (Hong Kong) Company Limited

Our Ref: Business Banking - BDSHKl1853

I/We shall at all times promptly disclose to the Bank all material facts and information which may in any way affect the rights, interest, obligations or liabilities of HKMCI under the Scheme, the Master Deed of Guarantee (as defined in the Standard T&C) and the Scheme Guarantee, and make available to the Bank or its appointed agents, free of charge, all documents, records and information in connection with the rights, interest, obligations or liabilities of HKMCI thereunder including but not limited to all documents and information submitted by me/each of us to the Bank. I/We agree that all information and documents made available to the Bank may be submitted by the Bank to HKMCI and that HKMCI shall have the right to obtain, free of charge, and make copies of any of such materials.

Tang Siu Wan (Guarantor/Security Provider) /sy